Prudential Investments LLC

Gateway Center Three, 4th Floor
100 Mulberry Street
Newark, New Jersey 07102

November 1, 2010

The Board of Directors

Prudential Jennison Natural Resources Fund, Inc.

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Management Fee Reduction: Prudential Jennison Natural Resources Fund, Inc. (the Fund)

To the Board of Directors:

Effective November 1, 2010, Prudential Investments LLC (“PI”), as the Investment Manager to the Fund, has contractually agreed, through February 29, 2012, to waive a portion of the management fee that it would otherwise receive under the terms of the management agreement between PI and the Fund, as set forth below:

Effective as of November 1, 2010, PI agrees to a waiver equivalent to 0.05% of the management fee rate on average daily net assets over $4 billion that would otherwise be applicable under the terms of the management agreement.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:     /s/ Scott E. Benjamin

Name:     Scott E. Benjamin
Title:     Executive Vice President